Exhibit 10.8

June 30, 2015

Christopher Senner
7212 W. Woodbury Court
Pleasanton, CA 94566

Dear Chris:

We are proud to invite you to join our team.

Our offer of employment is to join Exelixis, Inc. Your title will be that of Executive Vice President and Chief Financial Officer, in our Executive Finance Administration department reporting to Michael Morrissey, President and Chief Executive Officer in our Executive Administration department. Other terms of employment include:

Compensation: Your base salary will be nineteen thousand two hundred thirty dollars and seventy seven cents ($19,230.77) per pay period. We are on a bi-weekly pay schedule. This equates to a base compensation of five hundred thousand dollars and two cents ($500,000.02) on an annual basis. This is an exempt position.

Equity: As an inducement that we understand is material to your entering into employment with Exelixis, you will be eligible to receive a stock option to purchase three hundred fifty thousand (350,000) shares of Exelixis common stock pursuant to our 2014 Equity Incentive Plan and subject to approval by the Board of Directors. The standard vesting schedule for our stock options is ¼ following the one year anniversary of your hire date and 1/48th of the original number of shares subject to the stock option every month thereafter over a total of four years, provided that vesting ceases upon termination of employment.  You will also be eligible to receive an RSU award for one hundred thousand (100,000) shares of Exelixis common stock pursuant to our 2014 Equity Incentive Plan and subject to approval by the Board of Directors. The vesting schedule for this RSU award is 100% of the original number of shares subject to the RSU following the one year anniversary of your actual start date, provided that vesting ceases upon termination of employment.

Benefits: All full-time employees of Exelixis, Inc. enjoy a generous benefits package, which is outlined on the attached Summary of Benefits.

Performance Review: Focal reviews will take place annually. If eligible for a performance review increase, the merit increase will typically be effective in March.

Bonus Target: You will be eligible for a bonus target of 45%.

Start Date: To be determined.

Confidentiality and Company Policies: As you are aware, it is very important for us to protect our confidential information and proprietary material. Therefore, as a condition of employment, you will need to sign the attached Confidential Disclosure Agreement. You will also be required to abide by the Company’s policies and procedures, including the Code of Business Conduct and Ethics.

Reference Verification: This offer is contingent upon verification of your references.

Background Check: This offer is contingent upon successfully passing your background check.

Other: This offer expires on Tuesday, July 7, 2015 unless accepted by you prior to this date. In addition to performing the duties and responsibilities of your position, you will be expected to perform other duties and responsibilities that may be assigned to you from time to time. No provision of this letter shall be construed to create or express an implied employment contract for a specific period of time. Either you or the Company may terminate this employment relationship at any time, with or without cause. This letter shall be governed by the laws of the State of California. Also, by signing this letter, you are indicating that you are legally authorized to work in the U.S.

Employment Authorization: Our offer of employment is at will and contingent upon your ability to document your employment authorization in the United States. If you are unable to document your right to work within the United States within three days of your date of hire, your employment will be terminated.

You may accept this offer of employment by signing both copies of this letter and Proprietary Information and Invention Agreements and returning one of each in the envelope provided to Linda Ibe, Senior Human Resources Programs Manager, 210 East Grand Avenue, South San Francisco, CA 94080.

Chris, we look forward to your coming on board.

Sincerely,

/s/ Laura Dillard

Laura Dillard
Senior Vice President, Human Resources

ACCEPTED BY:

/s/ Christopher J. Senner                            7/1/15
Christopher Senner                        Date

Enclosures:
Benefit Summary
Confidentiality Agreement
DE-4 (optional)
Direct Deposit Form (optional)
Employee Information Form
I-9
Insider Trading Policy
W-4
Holiday Schedule
Payroll Schedule